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EXHIBIT 11

WASHINGTON NATIONAL CORPORATION AND SUBSIDIARIES


COMPUTATION OF PER SHARE EARNINGS
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(000s omitted, except per share amounts)                         Year Ended December 31,
                                                              1995          1994          1993
                                                       ----------------------------------------
PRIMARY
  Average common shares outstanding                         12,194        12,144        10,643
  Assumed exercise of stock options                             56            81           112
                                             TOTAL          12,250        12,225        10,755

  Income before cumulative effect of change
    in accounting principle and dividend
    requirement on Preferred Stock                         $33,860       $31,301       $28,216
  Dividend requirement on Preferred Stock                     (361)         (362)         (362)
  Income before cumulative effect of change
    in accounting principle                                 33,499        30,939        27,854
  Cumulative effect of change in accounting
    principle                                                    -             -        (1,550)
NET INCOME APPLICABLE TO COMMON
STOCK AND EQUIVALENTS                                      $33,499       $30,939       $26,304

  Income per share before cumulative effect                  $2.73         $2.53         $2.59
  Cumulative effect of change in accounting
    principle per share                                          -             -         (.14)

NET INCOME PER SHARE                                         $2.73         $2.53         $2.45

FULLY DILUTED
  Average common shares outstanding                         12,194        12,144        10,643
  Assumed conversion of Preferred Stock                        269           271           271
  Assumed exercise of stock options                            176            81           112
                                             TOTAL          12,639        12,496        11,026

  Income before cumulative effect of change
    in accounting principle                                $33,860       $31,301       $28,216
  Cumulative effect of change in accounting
    principle                                                    -             -        (1,550)
NET INCOME APPLICABLE TO COMMON
STOCK AND EQUIVALENTS                                      $33,860       $31,301       $26,666

  Income per share before cumulative effect                  $2.68         $2.50         $2.56
  Cumulative effect of change in accounting
    principle per share                                          -             -         (.14)

NET INCOME PER SHARE                                         $2.68         $2.50         $2.42

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